Exhibit 99.1

Claire Hughes Johnson, Stripe Executive, Joins Aurora’s Board of Directors

PITTSBURGH, PA — January 18, 2022 — The self-driving company Aurora (NASDAQ: AUR) today announced the appointment of Claire Hughes Johnson to Aurora’s Board of Directors. Johnson brings more than 15 years of experience in evolving businesses for scale and delivering enterprise-ready products at leading companies including Stripe and Google.

“Claire knows how to build businesses that scale and lead companies looking to challenge the status quo. Her independent and progress-focused mindset will be invaluable as we advance our operations, expand our work with partners and customers, and commercialize the Aurora Driver,” said Aurora CEO and co-founder Chris Urmson.

Johnson currently serves as a corporate officer and advisor for the global financial technology company Stripe, where she has spent the last 7 years on the executive team. Johnson served as Chief Operating Officer at Stripe from 2014 to 2021, where she helped Stripe grow from under 200 employees to more than 6,000 and from 10’s of millions in revenue to billions. At various times, she led business operations, sales, marketing, customer support, risk and all of the people functions, including workplace and real estate. Johnson also currently serves on the Board of the renewable energy company Ameresco, and the multi-platform publication, The Atlantic. Prior to joining Stripe, Johnson spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the Vice President responsible for Adwords mid-market revenue globally; Google Offers sales, product, and engineering; and the business, operations, and product teams of their self-driving car project. Johnson earned a bachelor’s degree with honors from Brown University and an MBA from the Yale School of Management. She has previously served on the board of Hallmark Cards, Inc. and is also a trustee and Executive Committee member of Milton Academy.

Aurora’s Board of Directors also consists of Aurora co-founders Chris Urmson and Sterling Anderson, Uber CEO Dara Khosrowshahi, Greylock partner and LinkedIn founder Reid Hoffman, Sequoia Capital’s Carl Eschenbach, Index Ventures’s Mike Volpi, and Sonos CFO Brittany Bagley.

About Aurora

Aurora (Nasdaq: AUR) is delivering the benefits of self-driving technology safely, quickly, and broadly. Founded in 2017 by experts in the self-driving industry, Aurora is revolutionizing transportation – making it safer, increasingly accessible, and more reliable and efficient than ever before. Its flagship product, the Aurora Driver, is a platform that brings together software, hardware, and data services, to autonomously operate passenger vehicles, light commercial vehicles, and heavy-duty trucks. Aurora is partnered with industry leaders across the transportation ecosystem including Toyota, Uber, Uber Freight, Volvo, FedEx, and PACCAR. Aurora tests its vehicles in the Bay Area, Pittsburgh, and Texas and has offices in those areas as well as in Bozeman, MT; Seattle, WA; Louisville, CO; and Wixom, MI. To learn more, visit www.aurora.tech.

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